Exhibit 4.4



                    COMMON STOCK UNDERTAKING
                    ------------------------


          THIS COMMON STOCK UNDERTAKING ("Agreement") dated as of

February 28, 1996, is entered into by and among GLY DERM, INC., a

Michigan corporation (hereinafter referred to as the "Company")

having its corporate offices at 4120 West Maple Road, Bloomfield

Hills, Michigan  48301, Marvin E. Klein, M.D. Grantor Trust dated

July 3, 1974 as restated; Maurice Belkin, Trustee UTA June 14,

1994; Trustees of the Diane F. Keene Insurance Trust dated

December 29, 1989; Diane F. Keene and Helene Davidson, Trustees

of the Diane F. Keene Grantor Trust; Sidney H. Weber and Ann

Weber; Steven Cohen; Sylvia Glover; Patricia Wendel; Phyllis

Fine; Jennifer Lynn Markusic; Noel H. Upfall, D.O.; Jeffrey Weber

and Elizabeth Weber; Robert T. Goldman; Daisy P. Ramos, M.D.;

Daniel B. Seff and Marsha H. Seff, JTWROS; Judith C. Redmond,

Trustee UTA 11-5-87; Richard S. Schwartz, M.D.; and Marvin D.

Siegel, M.D., Trustee (the foregoing individuals, being

hereinafter referred to collectively as the "Shareholders" and individually as a "Shareholder"), each residing at the respective address set forth below such Shareholder's signature hereto, and

ICN PHARMACEUTICALS, INC., a corporation organized under the laws of the State of Delaware, having its corporate offices at 3300

Hyland Avenue, Costa Mesa, California  92626 (hereinafter

referred to as "ICN").



                      W I T N E S S E T H:

                      - - - - - - - - - --
          WHEREAS, ICN, the Company and the Shareholders have

entered into that certain Agreement and Plan of Merger and

Reorganization dated as of February 28, 1996 (the "Merger

Agreement") by and among the Company, ICN, and ICN Acquisition

Corp., a Michigan corporation, pursuant to which all of the

shares of Common Stock and Preferred Stock of Gly Derm held by the Shareholders are to be converted and exchanged for shares of

Common Stock of ICN; and

          WHEREAS, the execution and delivery of this Agreement

with respect to the issuance of Common Stock of ICN, $.01 par value per share ("Common Stock"), to be delivered by ICN under the Merger Agreement, is a condition to the consummation of the transactions contemplated by the Merger Agreement.

          NOW THEREFORE, the parties hereto hereby agree as

follows:

          1.   Delivery of ICN Shares.  ICN agrees that in

consideration of the share conversion referred to in  Sections

1.2(c)(2) and 1.2(c)(3) of the Merger Agreement, on the Closing

Date, ICN shall deliver to the Shareholders that number of

previously authorized but unissued and unregistered shares of

Common Stock (the "ICN Shares") having a fair market value, as of the Closing Date, equal to Three Million Dollars ($3,000,000) in the aggregate (the "ICN Share Value at Closing").  Such fair market value shall be computed based upon the average daily

closing price of the Common Stock on the New York Stock Exchange for the ten trading days ending on the fourth trading day

preceding the Closing Date.  The term "Guaranteed Share Price"

shall mean the quotient obtained by dividing $3,000,000 by the number of ICN Shares issued and outstanding on the Closing Date.

"ICN Shares" shall also include any and all shares of ICN Common

Stock issued after the Closing Date to the Shareholders as an

Earn-Out Payment, as such term is defined in the Merger

Agreement.

               1.1. Price Protection; Approved Sales; Excess

Value Recapture; Right of Repurchase in Lieu of Registration.

               1.2. Price Protection and Approved Sales.  For a

period (the "Guaranty Period") ending on the earlier of:  (i)

that date 120 days after that date on which a Registration

Statement covering all of the Registrable Securities of the

Shareholders as to which the Shareholders have requested

registration is declared effective by the Commission in

accordance with the provisions of Section 5.5 or 5.6 hereof,

provided that such Registration Statement remains effective

during such 120 day period, or (ii) that date two years and three months following the Closing Date, ICN hereby guaranties that the price received (as defined below) upon a sale of ICN Shares then owned by a Shareholder (including any Additional Shares received as a price protection issuance pursuant to this Section 2.1) and sold not later than the expiration of the Guaranty Period in an

Approved Sale (as defined below), a Registered Sale (as defined below), or a Rule 144 Sale (as defined below) shall equal or exceed the Guaranteed Share Price, as described below.  In the event that with respect to any ICN Shares sold at any time, or from time to time, within the Guaranty Period, the Approved Sale

Share Price (defined below) the Registered Sale Share Price

(defined below) or the Rule 144 Sale Share Price (defined below),

as the case may be, is less than the Guaranteed Share Price, ICN shall pay to the Shareholder, within 30 days after such Approved

Sale, Registered Sale or Rule 144 Sale, as the case may be, the difference between (A) the Guaranteed Share Price and (B) the

Approved Sale Share Price, the Registered Sale Share Price or the

Rule 144 Sale Share Price, as the case may be, multiplied by the number of ICN Shares sold by the Shareholder in such sale (in the aggregate, the "Guaranteed Amount").  An "Approved Sale" shall be any sale of ICN Shares by a Shareholder, prior to the expiration of the Guaranty Period, except a sale made pursuant to a

registered public offering as described in Section 5 below (a

"Registered Sale") or a sale made pursuant to Rule 144 or Rule

145 under the Securities Act (a "Rule 144 Sale"); it being

understood that no sale except a Registered Sale or a Rule 144

Sale (provided that any Registered Sale or Rule 144 Sale shall be made in accordance with applicable securities law as described in

Section 5, below) shall be made without ICN's prior approval.  No later than 10 days prior to any such proposed sale not

constituting a Rule 144 Sale or a Registered Sale during the

Guaranty Period a Shareholder shall submit in a written notice to

ICN for ICN's approval information concerning such proposed sale,

including the proposed sale price, the proposed purchaser, if known, and other terms of the proposed sale.  Not later than five days after receipt of such written notice, ICN shall approve or disapprove such sale; provided that (i) ICN shall not withhold its approval unreasonably, (ii) ICN must exercise such approval rights in good faith in a commercially reasonable manner; (iii)

in the event ICN disapproves of such sale, ICN shall deliver a written explanation of its reasons for disapproval; and (iv) if

ICN shall have disapproved the sale, and in the event the

proposed sale price set forth in the written notice to ICN is equal to or exceeds the average daily closing price of the Common

Stock on the New York Stock Exchange (or any successor market)

for the ten trading days prior to the date of the written notice,

then ICN shall purchase the shares subject to the notice at such average daily closing price.  The "Approved Sale Share Price"

shall mean the price per share approved by ICN in an Approved

Sale.  The "Registered Sale Share Price" shall mean the price per share, net of customary sales commissions, received by a

Shareholder in a Registered Sale.  The "Rule 144 Sale Share

Price" shall mean the price per share, net of customary sales commissions, received by a Shareholder in a Rule 144 Sale.  In the event that the Approved Sale Share Price, the Registered Sale

Share Price or the Rule 144 Sale Share Price, as the case may be,

equals or exceeds the Guaranteed Share Price, ICN shall have no further obligations with respect to its guaranty and price

protection obligations set forth in this Section 2.1 as to the shares sold; provided that ICN shall have such rights with

respect to such excess value as provided in Section 2.2, below.

The Guaranteed Amount shall be paid in additional shares of ICN

Common Stock (the "Additional Shares"), provided that any

Additional Shares shall either (i) have been registered by ICN under the Securities Act prior to delivery to the Shareholders and shall be freely tradeable by the Shareholders, or (ii) if not previously registered as provided in clause (i), then a

Shareholder's Rule 144 holding period with respect to

such Additional Shares shall not be greater than two years less the amount of time elapsed since the Closing Date.  Any

Additional Shares shall be valued at the Approved Sale Share

Price, the Registered Sale Share Price or the Rule 144 Sale Share

Price, as the case may be, for purposes of payment of all or any portion of the Guaranteed Amount, and shall be entitled to the benefits of the registration provisions set forth in Section 5 of this Agreement.  The guaranty and price protection provisions set forth in this Section 2.1 shall not be assignable or

transferable, except by will or the laws of descent or

distribution.

               1.3. Excess Value Recapture.  In the event that

(i) a Shareholder shall sell ICN Shares in an Approved Sale, a

Registered Sale or a Rule 144 Sale, as the case may be, provided such sale occurs prior to the expiration of the Guaranty Period,

and the Approved Sale Share Price, Registered Sale Share Price or

Rule 144 Sale Share Price, as the case may be, received upon such sale shall exceed the Guaranteed Share  Price, or (ii) either a

Registered Sale or Rule 144 Sale is available to a Shareholder at the expiration of the Guaranty Period, but the Shareholder shall have decided not to sell his or her ICN Shares as of such

expiration date, and as of such expiration date the then current market value per share of ICN Common Stock (based on the average closing price on the New York Stock Exchange for the ten trading days prior to such expiration date) shall exceed the Guaranteed

Share Price, the aggregate amount of such excess (the "Excess

Value") shall be payable by such Shareholder to ICN.  Payment of such Excess Value may be made in cash or additional ICN Shares owned by such Shareholder (valued based on the average daily closing price of the Common Stock on the New York Stock Exchange for the ten trading days ending on the date of such payment) or a combination thereof at the election of such Shareholder.

               1.4. Adjustments to Guaranteed Share Price.  In

the event that ICN issues additional shares of Common Stock

pursuant to a stock dividend, stock distribution or subdivision,

the Guaranteed Share Price shall, concurrently with the

effectiveness of such stock dividend, stock distribution or

subdivision, be proportionately reduced, and in the event the outstanding shares of Common Stock of ICN shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Guaranteed Share Price shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               1.5  Right of Repurchase In Lieu of Registration.

ICN shall have the right, within ten (10) business days after its receipt of a request by the Shareholders during the Guaranty

Period to register (or to include in a registration) Registrable

Securities, pursuant to Sections 5.5(a) or 5.6(a), to notify the

Shareholders of its intent to repurchase the Shares from the

Shareholders.  Pursuant to such notice to the Shareholders, ICN shall agree to repurchase the ICN Shares owned by the

Shareholders for a price per share payable in cash equal to the

Guaranteed Share Price.  Such repurchase shall be closed within

30 days after the foregoing notice from ICN to the Shareholders of its intent to repurchase.

               1.6. Unavailability of Rule 144 or Registered Sale

at Expiration of Guaranty Period.  In the event that within 30 days after the expiration of the Guaranty Period (or, in the case of any Additional Shares, within 30 days after the expiration of the Rule 144 holding period with respect to such shares), neither a Rule 144 nor a Registered Sale shall have been or shall be available to a Shareholder with respect to any ICN Shares because

(i) in the case of a Registered Sale, ICN shall have failed for any reason, after request by such Shareholder, to effect the registration of Registrable Securities of such Shareholder in accordance with the provisions of Section 5, below, and (ii) in the case of a Rule 144 Sale, ICN shall have failed to obtain an opinion of counsel reasonably satisfactory to such Shareholder

(or a no-action letter from the Commission, as defined below) to the effect that Rule 144 is available with respect to such

Shareholder's sale, a Shareholder notifies ICN in writing that it desires that ICN purchase the remaining ICN Shares held by such

Shareholder, ICN shall repurchase all ICN Shares received by such

Shareholder at the Closing under the Merger Agreement (and any

Additional Shares received thereafter), and still owned by such

Shareholder, for a cash purchase price per share equal to the

Guaranteed Share Price.

          2.   Representations and Warranties of ICN.  ICN

represents and warrants to the Company and Shareholders as

follows:

               2.1. Authorization of the ICN Shares.  On or

before the Closing, as described in the Merger Agreement, the issuance of the ICN Shares will have been authorized by all

requisite corporate action and the ICN Shares shall have been authorized for listing on the New York Stock Exchange upon

official notice of issuance.  Upon the delivery of the certifi cates evidencing the ICN Shares in exchange for the Gly Derm

Common Stock and Gly Derm Preferred Stock (as defined in the

Merger Agreement) and in accordance with the terms of this

Agreement and the Merger Agreement, the ICN Shares will be

validly issued, fully paid and nonassessable, and free and clear of all security interests, liens, encumbrances, options, calls,

pledges, trusts, assessments, covenants, restrictions,

reservations, commitments, voting trusts and stockholders'

agreements, obligations and other burdens.  ICN has full and lawful authority to issue, transfer and deliver the ICN Shares to the Shareholders hereunder and this Agreement, the Merger

Agreement and each agreement ancillary thereto has been duly and validly executed and delivered by ICN and is legally binding on

ICN in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and relief of debtors.

               2.2. Offering of the ICN Shares.  To the knowledge

of ICN, in connection with the transactions contemplated herein,

and the issuance and sale of the ICN Shares, no person has

offered the ICN Shares or any substantially similar securities to, or solicited any offers to acquire any thereof from, or

otherwise approached or negotiated in respect thereof with, any person or persons.  Neither ICN nor anyone acting on its behalf will directly or indirectly sell or offer the ICN Shares or any substantially similar securities to, or solicit any offer to buy any thereof from, any person so as to require registration of the

ICN Shares under the Securities Act of 1933, as amended (the

"Act"), or under any state securities law.  Based upon each

Shareholder's investment representations made hereunder, and in the Investor's Questionnaire referred to in Section 4.6 completed by each Shareholder, the issuance and sale of the ICN Shares in the manner contemplated by the Merger Agreement will be exempt from registration under the Act.

               2.3  Information Concerning ICN.  ICN has

heretofore delivered to each Shareholder true and complete copies of its Annual Report on Form 10-K for its fiscal year ended

December 31, 1994, its Quarterly Report on Form 10-Q for its

fiscal quarter ended September 30, 1995, its 1994 Annual Report to Stockholders, and its proxy statement for the annual meeting of stockholders held on November 10, 1995.

               2.4. Absence of Certain Changes.  Except as set

forth herein or in Schedule 3.4 hereto, and in ICN's quarterly report on Form 10-Q for the quarter ended September 30, 1995,

since September 30, 1995 there has not been (a) any acquisition or disposition by ICN or its subsidiaries of any asset or

property material to ICN and its subsidiaries taken as a whole,

other than in the ordinary course of business; (b) any damage,

destruction or loss, whether or not covered by insurance,

materially and adversely affecting, either in any case or in the aggregate, the property, business or prospects of ICN and its subsidiaries taken as a whole; (c) any declaration, setting aside or payment of any dividend or any other distribution in respect of securities of ICN; (d) any direct or indirect redemption, purchase or other acquisition of any securities of ICN, (e) any incurrence,

directly or indirectly, by ICN or any subsidiary, of any

indebtedness material to ICN and its subsidiaries taken as a whole, other than in the ordinary course of business, (f) any modification or  cancellation of any agreement between ICN and any entity controlling or under common control with ICN disclosed in the documents referred to in Section 3.3, or any entry by ICN or any subsidiary into any material transaction other than in the ordinary course of business, or (g) any change in the condition

(financial or otherwise), assets, liabilities, sales, income or business of ICN and its subsidiaries taken as a whole, or in their relationships with suppliers, customers, lessors or others,

other than changes in the ordinary course of business, which have not been, either in any case or in the aggregate, materially adverse.

          3.   Representations and Warranties of Shareholders.

Each Shareholder represents and warrants to ICN as follows:

               3.1. Experience.  Such Shareholder is

knowledgeable, sophisticated and experienced in making

investments, and is qualified to make decisions with respect to investment in the ICN Shares.

               3.2. Investment.  Such Shareholder is acquiring

the ICN Shares for investment for its own account and not with a view to, or for resale in connection with, any distribution

thereof.  Such Shareholder understands that the ICN Shares have not been registered under the Act, by reason of a specified

exemption from the registration provisions of the Act which

depends upon, among other things, the bona fide nature of such

Shareholder's investment intent as expressed herein.

               3.3. Rule 144.  Such Shareholder acknowledges that

the ICN Shares must be held indefinitely unless they are

subsequently registered under the Act or an exemption from such registration is available.  Such Shareholder has been advised or is aware of the provisions of Rule 144 and Rule 145 promulgated under the Act, which permits limited resale of shares received in a merger subject to the satisfaction of certain conditions and that such Rule may not become available for resale of the ICN

Shares.

               3.4. Access to Data.  Such Shareholder has had an

opportunity to discuss ICN's business, management and financial affairs with ICN's management and has had the opportunity to view

ICN's facilities.

               3.5. Financial Condition.  Such Shareholder's

financial condition is such that it is able to bear all risks of holding the ICN Shares for an indefinite period of time.

               3.6. Investor's Questionnaire.  Such Shareholder

shall have delivered to ICN a true and complete Investor's

Questionnaire in the form of Schedule 1 to this Agreement

satisfactory to ICN and its counsel, and Gly Derm and its

counsel, for purposes of establishment of the exemption referred to in Section 4.2.

          4.   Restrictions on Transfer, Registration of Shares,

etc.

               4.1. Restrictions on Transferability.  The ICN

Shares shall not be transferable, except upon the conditions specified in this Section 5, which conditions are intended to ensure compliance with the provisions of the Act.  The

Shareholders will cause any proposed transferee of ICN Shares held by the Shareholders to agree to take and hold those

securities subject to the provisions and upon the conditions specified in this Section 5.

               4.2. Certain Definitions.  As used in this Section

5 the following terms shall have the following respective

meanings:

               "Commission" shall mean the Securities and

Exchange Commission or any other federal agency at the time

administering the Act.

               "Restricted Securities" shall mean the securities

of ICN required to bear or bearing the legend set forth in

Section 5.3 hereof.

               "Registrable Securities" shall mean the ICN Shares

or other securities issued with respect thereto upon any stock split, stock dividend, recapitalization or similar event.

               The terms "register," "registered" and

"registration" shall refer to a registration effected by

preparing and filing a registration statement in compliance with the Act and applicable rules and regulations thereunder, and the declaration or ordering of the effectiveness of such registration statement.

               "Registration Expenses" shall mean all expenses

incurred by ICN in compliance with Sections 5.5 and 5.6 hereof,

including, without limitation, all registration and filing fees,

printing expenses, fees and disbursements of counsel for ICN,

blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of ICN, which shall be paid in any event by ICN).

               "Selling Expenses" shall mean all underwriting

discounts and selling commissions applicable to the sale of

Registrable Securities and all fees and disbursements of counsel for the selling Shareholders.

               4.3. Restrictive Legend.  Each certificate

representing (i) the ICN Shares, or (ii) any other securities issued in respect of the ICN Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Act) be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under

applicable state securities laws):

          THESE SECURITIES HAVE NOT BEEN REGISTERED
          UNDER THE SECURITIES ACT OF 1933 OR ANY STATE
          SECURITIES LAW.  THEY MAY NOT BE SOLD OR
          OFFERED FOR SALE IN THE ABSENCE OF AN
          EFFECTIVE REGISTRATION STATEMENT AS TO THE
          SECURITIES UNDER SAID ACT AND ANY APPLICABLE
          STATE SECURITIES LAW OR AN OPINION OF COUNSEL
          REASONABLY SATISFACTORY TO THE COMPANY THAT
          SUCH REGISTRATION IS NOT REQUIRED.

               Upon request of a Shareholder, ICN shall remove

the foregoing legend from the certificate or issue to such

Shareholder a new certificate therefor free of any transfer

legend, if, with such request, ICN shall have received either the opinion referred to in Section 5.4(i) or the "no-action" letter referred to in Section 5.4(ii) to the effect that any transfer by such Shareholder of the securities evidenced by such certificate will not violate the Act and applicable state securities laws.

               4.4  Notice of Proposed Transfers.  Each

Shareholder by acceptance of the certificates representing

Restricted Securities agrees to comply in all respects with the provisions of this Section 5.4.  Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in Sections 5.5 and 5.6 hereof), a Shareholder shall give written notice to ICN of its intention to effect such

transfer.  Each such notice shall describe the manner and

circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with

Rule 144 or Rule 145) by either (i) a written opinion of legal counsel who shall be reasonably satisfactory to ICN, addressed to

ICN and reasonably satisfactory in form and substance to ICN's counsel, to the effect that the proposed transfer of the

Restricted Securities may be effected without registration under the Act, or (ii) a "no action" letter from the Commission to the effect that the distribution of such securities without

registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto,

whereupon such Shareholder shall be entitled to transfer such

Restricted Securities in accordance with the terms of the notice delivered by such Shareholder to ICN.  Each certificate

evidencing the Restricted Securities transferred as above

provided shall bear the appropriate restrictive legend set forth in Section 5.3 above, except that such certificate shall not bear such restrictive legend if the opinion of counsel or "no-action"

letter referred to above is to the further effect that such

legend is not required in order to establish compliance with any provisions of the Act.

               4.5. Requested Registration.

                    4.5.1. Request for Registration.  If at any

  time during the two-year period following the Closing Date under the Merger Agreement, as extended pursuant to Section 5.13, ICN shall receive from the Shareholders a written request that ICN effect any registration with respect to all or a part of the

  Registrable Securities, ICN will use its best efforts to

  effect such registration (including, without limitation, the execution of any undertaking to file post-effective

  amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Act).  ICN shall not be obligated to effect, or to take any action to effect,

  any such registration pursuant to this Section 5.5:  (i) in any particular jurisdiction in which ICN would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless ICN is already subject to service in such jurisdiction and except as may be required by the Act or applicable rules or regulations thereunder; or (ii) after ICN has effected two such

  registrations pursuant to this Section 5.5(a) and such

  registrations have been declared or ordered effective and

  shall have been kept effective for the period referred to in

  Section 5.8(a); provided, that ICN shall not be required to effect more than one such registration in any fiscal year of

  ICN; and provided, further, that if any Registrable Securities included in a request by the Shareholders under this Section

  5.5(a) have not been registered after ICN has effected such two registrations because they were excluded pursuant to the provisions of Section 5.5(b) below, then the Shareholders

  shall have the right to request such additional registration or registrations, on the same terms and conditions as provided in this Section 5.5, as shall be necessary to effect the

  registration of such excluded Registrable Securities; or (iii)

  if the number of ICN Shares, in the aggregate, requested to be included in such registration by the Shareholders making such request, is less than the lower of 28,000 shares or the

  remaining balance of ICN Shares not previously registered

  hereunder.  Subject to the foregoing clauses (i), (ii) and

  (iii), ICN shall file a registration statement covering the

  Registrable Securities so requested to be registered as soon as practicable after receipt of the request of the

  Shareholders.

                    The registration statement filed pursuant to

  the request of the Shareholders may, subject to the provisions of Section 5.5(b) below, include other securities of ICN,

  including its own securities and securities which are held by persons who, by virtue of agreements with ICN, are entitled to include their securities in any such registration.

                    4.5.2. Underwriting.  If the Shareholders

  intend to distribute the Registrable Securities covered by their request by means of an underwritten offering, they shall so advise ICN as a part of their request made pursuant to

  Section 5.5.  The Shareholders may include in such

  underwriting all the Registrable Securities they hold, subject to the allocation provided hereinbelow.

                    If holders of securities of ICN who are

  entitled, by contract with ICN, to have securities included in such an underwritten offering (the "Other Shareholders")

  request such inclusion, the Shareholders shall offer to

  include the securities of such Other Shareholders in the

  underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 5.  ICN shall (together with the Shareholders and the Other

  Shareholders proposing to distribute their securities through such underwriting) enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting by the

  Shareholders who shall be reasonably acceptable to ICN.

  Notwithstanding any other provision of this Section 5.5, if the representative advises the Shareholders in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares of Registrable

  Securities and other securities that may be included in the registration and underwriting shall be allocated among the

  Shareholders and Other Shareholders in proportion as nearly as practicable, to the respective amounts of Registrable

  Securities and other securities which they had requested to be included in such registration at the time of filing the

  registration statement.  No Registrable Securities or any

  other securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration.  If the Shareholders or any Other

  Shareholder who has requested inclusion in such registration as provided above disapproves of the terms of the

  underwriting, such person may elect to withdraw therefrom by written notice to ICN, the underwriter and the Shareholders.

  The securities so withdrawn shall also be withdrawn from

  registration.  If the underwriter has not limited the number of Registrable Securities or other securities to be

  underwritten, ICN may include its securities for its own

  account in such registration if the underwriter so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

               4.6. Company Registration.
                    --------------------

                    4.6.1. If at any time during the five-year

  period following the closing of the Merger Agreement, as

  extended pursuant to Section 5.13, ICN shall determine to

  register any of its securities either for its own account or the account of a security holder or holders exercising their respective demand registration rights, other than a

  registration relating solely to a Commission Rule 145

  transaction, or a registration on any registration form which does not permit secondary sales or does not include

  substantially as much information as would be required to be included in a registration statement covering the sale of

  Registrable Securities, ICN will:  (i) promptly give to the

  Shareholders written notice thereof at least 20 days before the filing of any registration statement (which shall include a list of the jurisdictions in which ICN intends to attempt to qualify such securities under the applicable blue sky or other state securities laws); and (ii) include in such registration

  (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all or a part of the Shareholders' Registrable Securities as shall be specified in a written request or requests, made by the

  Shareholders within fifteen (15) days after receipt of the written notice from ICN described in clause (i) above, except

  (A) as set forth in Section 5.6(b) below, (B) ICN shall not be required to include Registrable Securities in any such

  registration if in the opinion of ICN's investment bankers delivered to the Shareholders in writing the inclusion of such

  Registrable Securities may impair the offering in which such

  Registrable Securities are proposed for inclusion, and (C)

  that ICN shall not be required to include Registrable

  Securities in more than one such registration which

  registration shall have been kept effective for the period referred to in Section 5.8(a); provided, that if any

  Registrable Securities included in a request by the

  Shareholders under this Section 5.6(a) have not been

  registered after ICN has effected one such registration

  because they were excluded pursuant to the provisions of

  Section 5.6(b)  below, then the Shareholders shall have the right to request inclusion of such Registrable Securities in such additional like registrations by ICN, on the same terms and conditions as provided in this Section 5.6(a), as shall be necessary to effect the registration of such excluded

  Registrable Securities.

                    4.6.2. Underwriting.  If the registration of

  which ICN gives notice is for a registered public offering involving an underwriting, ICN shall so advise the

  Shareholders as part of the written notice given pursuant to

  Section 5.6(a)(i).  In such event the right of the Shareholders to registration pursuant to Section 5.6 shall be conditioned upon the Shareholders' participation in such underwriting and the inclusion of the Shareholders' Registrable Securities in the underwriting to the extent provided herein.  The Shareholders,

  together with ICN and the Other Shareholders distributing

  their securities through such underwriting, if any, shall

  enter into an underwriting agreement in customary  form with the underwriter or underwriters selected by ICN or the Other

  Shareholders, as the case may be.  Notwithstanding any other provision of this Section 5.6, if the  underwriter determines that marketing factors require a limitation on the number of shares to be underwritten, the underwriter may (subject to the allocation priority set forth below) exclude from such

  registration and underwriting some or all of the Registrable

  Securities which would otherwise be underwritten pursuant

  hereto.  ICN shall so advise all holders of securities

  requesting registration, and the number of shares or

  securities that are entitled to be included in the

  registration and underwriting shall be allocated in the

  following manner.  The securities of ICN held by officers and directors of ICN shall be excluded from such registration and underwriting to the extent required by such limitation, and,

  if a limitation on the number of shares is still required, the number of shares that may be included in the registration and underwriting shall be allocated among the Shareholders and

  Other Shareholders in proportion, as nearly as practicable, to the respective amounts of Registrable Securities and other securities which they had requested to be included in such registration at the time of filing the registration statement.

  If the Shareholders or any officer, director or Other

  Shareholder disapproves of the terms of any such underwriting,

  he may elect to withdraw therefrom by written notice to ICN and the underwriter.  Any Registrable Securities or other

  securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

               4.7  Expenses of Registration.  All Registration

Expenses incurred in connection with any registration,

qualification or compliance pursuant to this Section 5 shall be borne by ICN, and all Selling Expenses (except fees and

disbursements of counsel, which shall be borne by the party

engaging such counsel) shall be borne by the holders of the

securities so registered pro rata on the basis of the number of their shares so registered.

               4.8  Registration Procedures.  In the case of each

registration effected by ICN pursuant to Section 5, ICN will keep the Shareholders advised in writing as to the initiation of  each registration and as to the completion thereof.  At its expense,

ICN will:

                    4.8.1. Keep such registration effective for

  a period of one hundred twenty (120) days or until the

  Shareholders have completed the distribution described in the registration statement relating thereto, whichever first

  occurs and in furtherance thereof, ICN shall prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration

  statement effective for such period;

                    4.8.2. Furnish such number of prospectuses

  and  other documents incident thereto, as the same shall be amended or supplemented from time to time, as the Shareholders from time to time may reasonably request;

                    4.8.3  Use its best efforts to register or

  qualify the Registrable Securities covered by such

  registration statement under the securities or blue sky laws of such jurisdictions as the underwriter for such offering or any Shareholder may reasonably request; provided that ICN

  shall in no event be required to qualify to do business as a foreign corporation in any jurisdiction where it is not

  otherwise required to be qualified, to amend its Restated

  Certificate of Incorporation, as amended, or to change the composition of its assets at the time to conform with the

  securities or blue sky laws of such jurisdictions, to take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the

  Registrable Securities covered by the registration statement;

  or to subject itself to taxation in any jurisdiction where it has not theretofore done so;

                    4.8.4  Promptly notify the Shareholders of

  any stop order or similar proceeding initiated by state or federal regulatory bodies and use its best efforts to

  expeditiously remove such stop order or similar proceeding;

                    4.8.5  Cause all Registrable Securities to

  be listed on each securities exchange on which similar

  securities issued by ICN are then listed and, if not so

  listed, to be listed on the NASD's automated quotation system on which similar securities issued by ICN are listed;

                    4.8.6. Provide a transfer agent and

  registrar for all such Registrable Securities not later than the effective date of such registration statement;

                    4.8.7. Otherwise use its best efforts to

  comply with all applicable rules and regulations of the

  Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of ICN's first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act and

  Rule 158 under the Act; and

                    4.8.8. prior to filing any registration

  statement, prospectus or amendment with the Commission, ICN shall provide the Shareholders copies of all information to be included therein concerning the Shareholders and give the

  Shareholders an opportunity to furnish corrections or other modifications to such information.

               4.9. Indemnification.

                    ---------------
                    4.9.1. ICN will indemnify the Shareholders

  and each person controlling a Shareholder, with respect to which registration, qualification or compliance has been

  effected pursuant to this Section 5, and each underwriter, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like)

  incident to any such registration, qualification or

  compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by ICN of the Act or any rule or regulation

  thereunder applicable to ICN and relating to action or

  inaction required of ICN in connection with any such

  registration, qualification or compliance, and will reimburse the Shareholders, and each person controlling a Shareholder,

  each such underwriter and each person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claims, loss, damage, liability or action, provided that

  ICN will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission based upon written information furnished to ICN by the Shareholders or any underwriter and stated to be specifically for use therein.

                    4.9.2. The Shareholders will, if Registrable

  Securities held by them are included in the securities as to which such registration, qualification or compliance is being effected, indemnify ICN, each of its directors and officers and each underwriter, if any, of ICN's securities covered by such a registration statement, each person who controls ICN or such underwriter within the meaning of the Act and the rules and regulations thereunder, against all claims, losses,

  damages and liabilities (or actions in respect thereof)

  arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse

  ICN and such directors, officers, partners, persons,

  underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement,

  prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to ICN by the Shareholders and stated to be specifically for use therein;

  provided, however, that the obligations of the Shareholders hereunder shall be limited to an amount equal to the proceeds to the Shareholders of securities sold as contemplated herein.

                    4.9.3. Each party entitled to

  indemnification under this Section 5.9 (the "Indemnified

  Party") shall give notice to the party required to provide indemnification (the "Indemnifying Party") promptly after such

  Indemnified Party has actual knowledge of any claim as to

  which indemnity may be sought, and shall permit the

  Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not

  unreasonably be withheld), and the Indemnified Party may

  participate in such defense at such party's expense, and

  provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the

  Indemnifying Party of its obligations under this Section 4.

  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified

  Party, consent to entry of any judgment or enter into any

  settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such

  Indemnified Party of a release from all liability in respect to such claim or litigation.  Each Indemnified Party shall furnish such information regarding itself or the claim in

  question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

                    4.9.4. If for any reason the foregoing

  indemnity is unavailable, or is insufficient to hold harmless an Indemnified Party under Section 5.9(a) or 5.9(b) above in respect of any claim, then the Indemnifying Party shall

  contribute to the amount paid or payable by the Indemnified

  Party as a result of such claim in such proportion as is

  appropriate to reflect the relative benefits received by, and the relative fault of, the Indemnifying Party on the one hand and the Indemnified Party on the other from such offering of securities, as well as any other relevant equitable

  considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or

  alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to

  information supplied by the Indemnifying Party or by the

  Indemnified Party and the parties' relative intent, knowledge,

  access to information and opportunity to correct or prevent such statement or omission.  The amount paid or payable in respect of any claim shall be deemed to include any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such claim.

  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to

  contribution from any person who was not guilty of such

  fraudulent misrepresentation.  The provisions of this Section

  5.9(d) shall be in addition to any other rights to

  indemnification or contribution which any Indemnified Party may have pursuant to law or contract and shall remain

  operative and in full force and effect regardless of any

  investigation made or omitted by or on behalf of any

  Indemnified Party and shall survive the transfer of the

  Registrable Securities by any such party.

               4.10.     Information by Shareholders.  The

Shareholders shall furnish to ICN such information regarding the

Shareholders and the distribution proposed by the Shareholders as

ICN may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 5.

               4.11.     Rule 144 Reporting.  With a view to

making available the benefits of certain rules and regulations of the Commission which may permit the sale of the Restricted

Securities to the public without registration, ICN agrees to:

                    4.11.1 Make and keep public information

  available as those terms are understood and defined in Rule

  144 under the Securities Act;

                    4.11.2 Use its best efforts to file with the

  Commission in a timely manner all reports and other documents required to be filed by ICN under the Act and the Securities

  Exchange Act of 1934 (the "Exchange Act");

                    4.11.3 So long as the Shareholders own any

  Restricted Securities, furnish to the Shareholders forthwith upon request a written statement by ICN as to its compliance with the current reporting requirements of Rule 144, and of the Act and the Exchange Act, a copy of the most recent annual or quarterly report of ICN and such other reports and

  documents so filed as the Shareholders may reasonably request in availing themselves of any rule or regulation of the

  Commission allowing the Shareholders to sell any such

  securities without registration.

               4.12.     Transfer or Assignment of Registration

Rights.  The rights to cause ICN to register securities granted to the Shareholders by ICN under Sections 5.5 and 5.6 may be transferred or assigned by the Shareholders to a transferee or assignee of the Shareholders' Restricted Securities; provided that ICN is given notice at the time of such transfer or

assignment, stating the name and address of such transferee or assignee and identifying the securities with respect to which such registration rights are being transferred or assigned: and provided, further, that the transferee or assignee of such rights assumes the obligations of the Shareholders under this Section 5.

Such transferee or assignee shall be deemed a Shareholder for purposes of this Section 5.

               4.13.     "Market Stand Off" Agreement.  The

Shareholders agree, if requested by ICN and an underwriter of

Common Stock (or other securities) of ICN, not to sell or

otherwise transfer or dispose of any Common Stock (or other

securities) of ICN held by the Shareholders during the one

hundred eighty (180) day period following the effective date of a registration statement of ICN filed under the Act not including

Restricted Securities, provided that (i) all Other Shareholders and officers and directors of ICN enter into similar agreements,

and (ii) the two-year and five-year periods referred in Sections

5.5(a) and 5.6(a) and the Guaranty Period referred to in Section

2.1 shall be deemed automatically extended for each such one hundred eighty-day period, in the case of any such agreements during the last year of such periods.  Such agreement shall be in writing in a form satisfactory to ICN and such underwriter.  ICN may impose stop-transfer instructions with respect to the shares

(or securities) subject to the foregoing restriction until the end of said one hundred eighty-day (180) day period.

          5.   Authority of Shareholders' Representatives;

Reliance by ICN.  For purposes of making any decision pursuant to, or carrying out and performing, this Agreement, on the part of the Shareholders, including, without limitation, pursuant to

Sections 5.5 and 5.6 in respect of a registered public offering of Registrable Securities, the Shareholders' Representatives (as

defined in Section 8.15 of the Merger Agreement) shall have authority to make any such decision, and otherwise carry out and perform the obligations on the part of the Shareholders hereunder; such

decisions and performance shall be binding upon all the

Shareholders; and ICN shall be entitled to rely upon such

authority in performing its obligations hereunder.  In

furtherance of the foregoing, the Shareholders hereby confirm their agreements set forth in Section 8.15 of the Merger

Agreement, which Section is hereby incorporated by reference herein.

          IN WITNESS WHEREOF, the parties have duly executed this

Agreement, as of the date first above written.



                         "ICN"

                         ICN PHARMACEUTICALS, INC.,
                         a Delaware corporation

                         By:  Bill A. MacDonald

                         Title:  Executive Vice President


                         "COMPANY"

                         GLY DERM, INC.,
                         a Michigan corporation

                         By:  Steve Sensoli

                         Title:  President


                         "SHAREHOLDERS"
                         /s/ Marvin E. Klein
                         Marvin E. Klein, Trustee
                         Marvin E. Klein, M.D. Grantor Trust
                         dated July 3, 1974 as restated
                         Address:


                         /s/ Maurice Belkin
                         Maurice Belkin, Trustee
                         UTA June 14, 1994
                         Address:


                         /s/ Diane F. Keene
                         Trustees of the Diane F. Keene Insurance
                         Trust dated December 29, 1989
                         Address:


                         /s/ Diane F. Keene
                         /s/ Helene Davidson
                         Diane F. Keene and Helene Davidson,
                         Trustees of the Diane F. Keene Grantor
                         Trust
                         Address:



                         /s/ Ann Weber
                         /s/ Sidney H. Weber
                         Sidney H. Weber and Ann Weber
                         Address:




                         /s/ Steven Cohen
                         Steven Cohen
                         Address:




                         /s/ Sylvia Glover
                         Sylvia Glover
                         Address:


                         /s/ Patricia Wendel
                         Patricia Wendel
                         Address:




                         /s/ Phyllis Fine
                         Phyllis Fine
                         Address:




                         /s/ Jennifer Lynn Markusic
                         Jennifer Lynn Markusic
                         Address:




                         /s/ Noel H. Upfall
                         Noel H. Upfall, D.O.
                         Address:



                         /s/ Elizabeth Weber
                         /s/ Jeffrey Weber
                         Jeffrey Weber and Elizabeth Weber
                         Address:




                         /s/ Robert T. Goldman
                         Robert T. Goldman
                         Address:




                         /s/ Daisy P. Ramos
                         Daisy P. Ramos, M.D.
                         Address:



                         /s/ Marsha H. Seff
                         /s/ Daniel B. Seff
                         Daniel B. Seff and Marsha H. Seff,
                         JTWROS
                         Address:




                         /s/ Judith C. Redmond
                         Judith C. Redmond Trustee UTA 11-5-87
                         Address:




                         /s/ Richard S. Schwartz
                         Richard S. Schwartz, M.D.
                         Address:




                         /s/ Marvin D. Siegel
                         Marvin D. Siegel, M.D., Trustee
                         Address: